For Immediate Release
August 7, 2001

Contacts:
Media:   Aaron Stowell                      Analysts: Sandra A. Thomas
         (248) 824-1656                               (248) 824-1645
         aaron.stowell@colaik.com                     sandy.thomas@colaik.com

COLLINS & AIKMAN SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
TRIM DIVISION OF TEXTRON AUTOMOTIVE

Acquisition To Nearly Double Collins & Aikman's Annualized Revenues

     TROY, Mich - Collins & Aikman Corporation (NYSE: CKC) announced today that it has signed a definitive agreement to acquire Textron Automotive Company's Trim Division (TAC-Trim), one of the world's largest suppliers of fully integrated cockpits, and a major automotive plastics manufacturer in North America, Europe and South America of instrument panels, interior trim and exterior components. TAC -Trim had stand-alone fiscal 2000 sales of $1.87 billion and EBITDA of $229 million. The purchase of TAC-Trim is the latest in a series of acquisitions, strategically designed to enhance Collins & Aikman's broad product portfolio of interior trim components and systems that when combined, position the Company to become the industry's "prime contractor" to supply fully matched and integrated interior trim components and systems to both OEMs and Tier 1 integrators.

Transaction Highlights:
----------------------

   The transaction is accretive for both debt and common equity holders in the first full year of operations.

     Acquiring TAC-Trim dramatically enhances the scale and scope of Collins & Aikman's product portfolio, ideally complementing Collins & Aikman's "Mega Tier 2 strategy".

     TAC-Trim greatly expands Collins & Aikman's unique cross-disciplinary expertise in acoustics, styling, engineering and manufacturing of virtually all interior components and systems.

     The acquisition provides Collins & Aikman with strong organic growth, as over $1 billion of additional annual revenue comes on stream by 2005.

     Collins & Aikman will be the automotive plastics cost and technology leader in North America and Europe through TAC-Trim, due to advancements such as their patented Intel-


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                                      -2-

     limoldTM injection molding control process, InvisitecTM invisible air bag door technology and EnvirosoftTM castable TPU and TPO skin materials.

     The addition of TAC-Trim provides considerable geographic expansion; nearly doubling Collins & Aikman's European presence and adding significant South American operations.

     The combination of Collins & Aikman and TAC-Trim will create one of the industry's largest and most broadly based manufacturers of automotive interior components. Upon completion of the transaction, Collins & Aikman will have annualized 2001 sales of $3.9 billion, over 25,000 employees, 123 plants and facilities, and operations in North America, Europe and South America. The Company will be an industry leader as the number one or number two supplier in more than a dozen major automotive interior trim product categories; including instrument panels, door trim, dash insulators, acoustic materials and parts, molded floors, accessory mats, consoles, air registers and bezels, interior garnish trim, automotive fabric seat covering, and fully trimmed and assembled convertible tops. Additionally, the Company will be a leading supplier of fully integrated cockpit modules, a market that is expected to grow at double-digit rates over the next five years.

     The acquisition of TAC-Trim also brings to Collins & Aikman industry-leading capabilities in product development, production technology and manufacturing efficiency. TAC -Trim is one of the industry's lowest cost suppliers due to numerous advancements such as its patented Intellimold(TM) injection molding process, which sharply lowers cycle times, labor costs and scrap rates. TAC -Trim has also developed advanced cast skin production for high-end surfaces, proprietary invisible air bag door technology (Invisitec(TM)) where it has leading positions in this rapidly growing product segment, and Envirosoft(TM) castable TPU and TPO skin materials. With these capabilities, Collins & Aikman will have unmatched, cross-disciplinary expertise in acoustics, styling and engineering of resin and fiber-based components, and the ability to form and assemble multi-material combinations of hard-molded plastics, slush-molded soft skins in concert with carpet, fabric, foam, insulation and numerous other materials.

     Transaction consideration includes $1.0 billion in cash and assumed debt, 18 million shares of Collins & Aikman common stock and $245 million in preferred stock of Collins & Aikman Products Company. The cash portion of the transaction will be financed through the issuance of 32 million shares of Collins & Aikman common stock to Heartland Industrial Partners, L.P. (Heartland) and its co-investors, and all debt financing necessary to complete the transaction will be provided by JPMorgan Chase & Co., Credit Suisse First Boston, Deutsche Banc Alex Brown Inc. and Merrill Lynch & Co. It is expected that the Collins & Aikman Products Company 111/2 % senior subordinated notes due 2006 will remain outstanding.


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                                      -3-

     The price for all newly issued shares of common stock will be $5.00 per share. Following the transaction, Collins & Aikman plans to make a rights offering to shareholders, of new shares, also at a price of $5.00 per share. The transaction, which is expected to close in the fourth quarter of 2001, is subject to normal terms and conditions, including the availability of financing, as well as certain regulatory approvals.

     "Collins & Aikman continues to position itself to meet the evolving needs of the automotive industry," stated Thomas E. Evans, Collins & Aikman's Chairman and Chief Executive Officer. "As a leading manufacturer of flooring, plastics, acoustics, fabric and convertible top systems, the addition of TAC -Trim dramatically enhances our ability to provide our OEM customers with bundled product packages that incorporate interior styling, component systems and acoustical technologies. At the same time, our unique `Mega Tier 2' position enables us to serve as a "prime contractor" to the Tier 1 integrators as they shift their capital and emphasis towards electronics and the delivery of fully integrated interior modules. Collins & Aikman, as the global leader in instrument panel technologies, will also be well positioned to benefit from the increasing movement to cockpit modules, which is anticipated to provide us with over one billion dollars of additional annual revenue by 2005."

     In February 2001, Heartland acquired a controlling interest in Collins & Aikman to help the company continue to build and grow into the premier automotive interior components supplier. David Stockman, Heartland's founder, stated, "The automotive interior platform created by the combination of Collins & Aikman, the Becker Group, Joan Automotive Fabrics and TAC -Trim will be a technology and cost leader in virtually all of its product lines. We believe that this platform, with fiscal 2001 pro forma revenues of nearly $4 billion, an outstanding management team and extremely promising growth prospects, creates a very compelling investment in the automotive sector."

     The consolidated company's global headquarters will operate from Collins & Aikman's current location in Troy, Michigan. The transaction, along with the Company's previously announced Joan and Becker acquisitions, is expected to generate cost savings of approximately $25 million during the first full year of combined operation. These savings will be generated through:

         Increased purchasing savings on consolidated raw material requirements; Consolidated program management, R&D and engineering functions; Capacity rationalization and increased efficiency of manufacturing facilities; Reduced global headquarters' costs through an integrated overhead structure; Systems consolidation and application of "best methods" in manufacturing.

     Evans continued, "With the addition of TAC -Trim, the depth and breadth of Collins & Aikman's product portfolio will enable us to operate under an entirely original and differ-


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                                      -4-

entiated "prime contractor" business model - supplying packages of stylistically matched, functionally engineered and acoustically integrated interior trim components to both Tier 1 interior integrators and our OEM customers. In summary, with our combined technological leadership, broad manufacturing capabilities and significant economies of scale, the "new" Collins & Aikman will occupy a uniquely competitive position in the automotive interior industry."

     Collins & Aikman Corporation, with annualized sales currently exceeding two billion dollars, is the global leader in automotive floor and acoustic systems and is a leading supplier of automotive fabric, interior Trim and convertible top systems. The Company's current operations span the globe through 13 countries, more than 70 facilities and over 14,000 employees who are committed to achieving total excellence. Collins & Aikman's high-quality products combine superior design, styling and manufacturing capabilities with NVH "quiet" technologies that are among the most effective in the industry. Information about Collins & Aikman is available on the Internet at www.collinsaikman.com.

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Collins & Aikman operates, fluctuations in the production of vehicles for which the Company is a supplier, changes in the popularity of particular car models or particular interior Trim packages, the loss of programs on particular car models, labor disputes involving the Company or its significant customers, changes in consumer preferences, dependence on significant automotive customers, the level of competition in the automotive supply industry, pricing pressure from automotive customers, the substantial leverage of the Company and its subsidiaries, limitations imposed by the Company's debt facilities, charges made in connection with the integration of operations acquired by the Company, the implementation of the reorganization plan, risks associated with conducting business in foreign countries and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings including without limitation, in Items 1, 7, 7a and 8 of the Company's Annual Report on Form 10-K for the year-ended December 31, 2000 and part 1 in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2001.

     Collins & Aikman will be conducting a conference call on Wednesday at 1:00 PM Eastern Standard Time, in conjunction with their second quarter earnings, to discuss this transaction. The phone number for this conference call is (973) 321-1030 and no pass code is required.